Exhibit 99.1

News Release

Boeing Corporate Offices

100 North Riverside Plaza

Chicago, IL 60606-1596

www.boeing.com

Boeing Announces New 787 Schedule and Third-Quarter Charge

CHICAGO, Aug. 27, 2009 – The Boeing Company [NYSE: BA] today announced that the first flight of the 787 Dreamliner is expected by the end of 2009 and first delivery is expected to occur in the fourth quarter of 2010.

The new schedule reflects the previously announced need to reinforce an area within the side-of-body section of the aircraft, along with the addition of several weeks of schedule margin to reduce flight test and certification risk. The company projects achieving a production rate of 10 airplanes per month in late 2013.

“This new schedule provides us the time needed to complete the remaining work necessary to put the 787’s game-changing capability in the hands of our customers,” said Boeing Chairman, President and Chief Executive Officer Jim McNerney. “The design details and implementation plan are nearly complete, and the team is preparing airplanes for modification and testing.”

Based on the revised schedule and other assumption updates, the company has determined that the 787 program is not in a forward-loss position.

However, separate from the updated program profitability assessment, the company has concluded that the initial flight-test airplanes have no commercial market value beyond the development effort due to the inordinate amount of rework and unique and extensive modifications made to those aircraft. Therefore, costs previously recorded for the first three flight-test airplanes will be reclassified from program inventory to research and development expense, resulting in an estimated non-cash charge of $2.5 billion pre-tax, or $2.21 per share, against third-quarter results. This charge will have no impact on the company’s cash outlook going forward.

The 787 team working the side-of-body reinforcement has completed initial testing and is finalizing design details of new fittings that are expected to ensure full structural integrity of the joint. The static test procedure that uncovered the issue will be repeated and the results fully analyzed before first flight is conducted. Fatigue testing also will be performed on stringer components to validate the long-term durability of the modification.

The first 787 test airplane and static test unit have been prepared for the new fittings. Installation is expected to begin within the next few weeks.

Boeing will discuss this announcement during a webcast starting at 10:00 a.m. EDT today. That webcast is accessible through www.boeing.com. The company will update its 2009 financial guidance in October when it reports third-quarter results.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission: the effect of economic conditions in the United States and globally; the impact on our accounts receivable, customer financing portfolios and allowance for losses of customer defaults and changes in customer credit ratings, credit default rates and collateral values; the impact on our revenues and operating results of changes to indices included in indexed price escalation clauses included in our contracts with commercial airplane and defense customers; the successful execution of our Commercial Airplanes and Integrated Defense Systems backlog; the effects of customers canceling, modifying and/or rescheduling contractual orders; the timing and effects of any decisions to increase or decrease the rate of commercial airplane production; the timing and effects of decisions to complete or launch a Commercial Airplanes program; the ability to successfully develop and timely produce the 787 and 747-8 aircraft; the ability of our suppliers and, as applicable, subcontractors to successfully and timely perform their obligations; the effect on our revenues of political and legal processes; changing defense priorities; and associated budget reductions by U.S. and international government customers affecting Boeing defense programs; our relationship with our union-represented workforce and the negotiation of collective bargaining agreements; the continuation of long-term trends in passenger and cargo traffic and revenue yields in the airline industry; the impact of volatile fuel prices and the airline industry’s response; the effect of declines in aircraft valuations; the impact on our revenues or operating results of airline bankruptcies; the availability of commercial and government financing and the extent to which we are called upon to fund outstanding financing commitments or satisfy other financing requests, and our ability to satisfy those requirements; the continuation of historical costs for fleet support services; the receipt of estimated award and incentive fees on U.S. government contracts; the future demand for commercial satellites and projections of future order flow; the potential for technical or quality issues on development programs, including the Airborne Early Warning and Control program, International KC-767 Tanker, other fixed-price development programs, or commercial satellite programs, to affect schedule and cost estimates, or cause us to incur a material charge or experience a termination for default; the outcome of any litigation and/or government investigation in which we are a party, and other contingencies; returns on pension fund assets, impacts of future interest rate changes on pension obligations and rising healthcare costs; our ability to access external capital resources to fund our operations; the amounts and effects of underinsured operations, including satellite launches; our ability to recover the proportionate amounts owed to us from the other Sea Launch partners; and the scope, nature or impact of acquisition or disposition activity and investment in any joint ventures/strategic alliances, including Sea Launch and United Launch Alliance, and indemnifications and guarantees related thereto.

# # #

Contact:

787 Program Communications:    Yvonne Leach (206) 854-5027

Communications:    Todd Blecher (312) 544-2002

Investor Relations:    Diana Sands or Rob Young (312) 544-2140

3